Exhibit 99.1
C4 Therapeutics Reports First Quarter 2026 Financial Results and Recent Business Highlights
Progressed Plans to Establish Cemsidomide as a Potentially Foundational Treatment for Multiple Myeloma; Enrollment Ongoing in Phase 2 MOMENTUM Trial and Phase 1b Trial in Combination with Elranatamab
Additional Phase 1b Trial Evaluating Cemsidomide in Combination with Approved Multiple Myeloma Therapies Expected to Initiate in the First Half of 2027
Expanded Long-Term Partnership with Roche Through New Collaboration Agreement Focused on Discovering and Developing Degrader Antibody Conjugates
Cash, Cash Equivalents and Marketable Securities of $268.3 million as of March 31, 2026 with Cash Runway to the End of 2028
WATERTOWN, Mass., May 12, 2026 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation (TPD) science, today reported financial results for the first quarter ended March 31, 2026, as well as recent business highlights.
“During the first quarter, we made strong progress advancing cemsidomide as a potential best-in-class IKZF1/3 degrader for the treatment of multiple myeloma, highlighted by the initiation of two new clinical trials and plans to begin an additional combination trial next year. We believe our clinical development path further supports the advancement of IKZF1/3 degradation - the only mechanism targeting a central transcriptional dependency in multiple myeloma -and will help position cemsidomide as a potentially foundational therapy for these patients with relapsed refractory disease,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “In addition to these clinical advances, we also expanded our partnership with Roche through a new collaboration focused on degrader‑antibody conjugates, broadening the reach of targeted protein degradation in cancer. Supported by a strong balance sheet through key value inflection points, we remain focused on advancing our portfolio to deliver the next generation of targeted protein degrader medicines to patients.”
FIRST QUARTER 2026 HIGHLIGHTS AND RECENT ACHIEVEMENTS
•Planning is underway to initiate an additional Phase 1b trial evaluating cemsidomide in combination with approved multiple myeloma (MM) therapies. The trial will include two treatment arms: (1) cemsidomide, dexamethasone, and a proteasome inhibitor, and (2) cemsidomide, dexamethasone, and a CD38 antibody, for the relapsed refractory (RR) MM patients. Trial initiation is expected in the first half of 2027 with the goal of further establishing cemsidomide’s profile as a potentially foundational therapy across multiple lines of MM treatment.
•Data from the Phase 1 trial evaluating cemsidomide in combination with dexamethasone in RRMM was accepted as a poster presentation at the European Hematology Annual (EHA) Congress taking place from June 11 – June 14, 2026, in Stockholm, Sweden. Enrollment was completed in September 2025, and the poster presentation will include further analysis from the ongoing trial.

•A trial-in-progress poster highlighting the Phase 2 MOMENTUM trial evaluating cemsidomide in combination with dexamethasone in RRMM was accepted at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting taking place from May 29 – June 2, 2026, in Chicago, Illinois.
•The first patient was dosed in the Phase 1b trial in March 2026. The trial is evaluating cemsidomide and dexamethasone in combination with elranatamab (ELREXFIO®), B-cell maturation antigen CD3 targeted bispecific antibody, for earlier lines of MM treatment.
•The first patient was dosed in the Phase 2 MOMENTUM trial in February 2026. The trial is evaluating cemsidomide in combination with dexamethasone in MM for the fourth line or later. The trial is expected to enroll approximately 100 patients and is on track to complete enrollment by the end of Q1 2027.
•Based on the evolving treatment landscape for EGFR mutated non-small cell lung cancer (NSCLC), capital priorities, and available clinical data to date, C4T has made the decision to not advance CFT8919, an EGFR L858R degrader, into the next phase of clinical development outside of Greater China at this time.
•C4T entered into a new collaboration agreement with Roche in April 2026, to advance research in the emerging degrader-antibody conjugate (DAC) modality. C4T and Roche will combine antibody-drug conjugation and targeted protein degradation to develop a new way to treat cancers. In May 2026, C4T received an upfront payment of $20 million.
UPCOMING MILESTONES
•EHA Congress, June 11-14, 2026: Dr. Sagar Lonial, MD, FACP, FASCO, Chief Medical Officer at the Winship Cancer Institute at Emory University, will present a poster titled “Updated Results of a Phase 1 First-In-Human Study of Cemsidomide, a Novel MonoDAC® Degrader, with Dexamethasone in Patients with RRMM” at the EHA Congress on Friday, June 12, 2026 at 6:45 pm CEST / 12:45 pm ET.
•2H 2026: Provide an update on the dose escalation progress from the Phase 1b trial evaluating the combination of cemsidomide, dexamethasone, and elranatamab.
•By year-end 2026: Deliver at least one development candidate to a collaboration partner and advance collaborations toward key milestones.
UPCOMING INVESTOR EVENTS:
•May 26th at 2:30 pm ET: Management will participate in a virtual fireside chat at TD Cowen’s 7th Annual Oncology Innovation Summit: Insights for ASCO & EHA, taking place virtually from May 26 – May 27, 2026.
•June 3rd at 8:45 am ET: Management will participate in a fireside chat at the 2026 Jefferies Global Healthcare Conference taking place in New York, NY from June 2 – June 4, 2026.
•June 10th: Management will participate in 1x1 meetings at the Goldman Sachs 47th Annual Global Healthcare Conference taking place in Miami, FL from June 8 - 10, 2026.
FIRST QUARTER 2026 FINANCIAL RESULTS
Revenue: Total revenue for the first quarter of 2026 was $6.2 million, compared to $7.2 million for the first quarter of 2025. The decrease in revenue resulted from the conclusion of the research collaboration with Merck and the prioritization of one KRAS project under the collaboration with Merck KGaA,

Darmstadt, Germany (MKDG). This was partially offset by a $2.0 million milestone that was earned from Biogen during the period ended March 31, 2026.
Research and Development (R&D) Expense: R&D expense for the first quarter of 2026 was $24.6 million, compared to $27.1 million for the first quarter of 2025. The decrease in R&D expense was primarily related to the conclusion of the Merck collaboration and the prioritization of one KRAS project under the collaboration with MKDG.
General and Administrative (G&A) Expense: G&A expense for the first quarter of 2026 was $9.3 million, which was unchanged compared to the first quarter of 2025.
Net Loss and Net Loss per Share: Net loss for the first quarter of 2026 was $25.1 million, compared to $26.3 million for the first quarter of 2025. Net loss per share for the first quarter of 2026 was $0.20, compared to $0.37 for the first quarter of 2025.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of March 31, 2026 were $268.3 million, compared to $297.1 million as of December 31, 2025. The decrease in cash, cash equivalents and marketable securities during the first quarter of 2026 was primarily the result of the cash used to fund operations and advance our programs. The company expects that its current cash, cash equivalents and marketable securities will fund its operations to the end of 2028.
About Cemsidomide
Cemsidomide is an investigational, orally bioavailable molecular glue degrader (MonoDAC® degrader) of IKZF1/3, transcription factors foundational to multiple myeloma biology. Data from the Phase 1 trial, which has completed enrollment, show cemsidomide’s differentiated safety and tolerability profile and potentially class-leading anti-myeloma activity that support the potential for durable outcomes.
About the MOMENTUM Trial
MOMENTUM (Multi-center trial Of cemsidoMidE iN relapsed/refracTory mUltiple Myeloma) is a Phase 2, open-label, single-arm study to evaluate the efficacy, safety, pharmacokinetics and pharmacodynamics of cemsidomide in combination with dexamethasone in patients with relapsed/refractory multiple myeloma. Data from the Phase 1 trial identified 100 µg as the recommended Phase 2 dose. The primary endpoint is overall response rate per International Myeloma Working Group response criteria, as assessed by an independent review committee. Approximately 100 patients who have received at least three prior anti-myeloma regimens that must have included an IKZF1/3 degrader, a proteasome inhibitor, an anti-CD38 antibody, and a T-cell engager or CAR-T therapy will be enrolled in the trial. More information is available at clinicaltrials.gov (NCT07284758).
About Cemsidomide in Combination With Elranatamab (ELREXFIO®)
The Phase 1b trial is designed to evaluate the safety, tolerability and preliminary efficacy of cemsidomide and dexamethasone in combination with elranatamab, an FDA-approved B-cell maturation antigen CD3 targeted bispecific antibody. Data generated from the cemsidomide Phase 1 trial in relapsed/refractory multiple myeloma demonstrate robust T-cell activation and cytokine expression across multiple doses. By activating immune T-cells, cemsidomide, when combined with a BCMAxCD3 bispecific such as elranatamab, may amplify the anti-myeloma immune response and lead to deeper and more durable responses. The study will evaluate different cemsidomide dose levels (beginning with 75 µg, with the opportunity to simultaneously explore 50 µg and 100 µg) in patients who have received one to four prior lines of therapy, which must have consisted of at least one IKZF1/3 degrader. Exclusion criteria for patients include those who have received prior treatment with a BCMA-directed T-cell engager or BCMA-directed CAR-T therapy. More information is available at clinicaltrials.gov (NCT07280013).
About Multiple Myeloma
Multiple myeloma (MM) is a rare blood cancer affecting plasma cells. Approximately 36,000 people in the United States are diagnosed with MM each year. Approved IKZF1/3 degraders remain foundational therapies across lines of MM treatment. Despite advances, including immune-directed approaches, most patients ultimately relapse, underscoring a growing need for new therapeutics options that continue to leverage IKZF1/3 degradation to drive myeloma cell death and T-cell activation.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC® degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement and patient enrollment; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later-stage clinical trials; the potential timing and/or receipt of regulatory approval for our product candidates; regulatory developments in the United States and foreign countries; the anticipated timing and content of presentations of data from our clinical trials; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Associate Director, Investor Relations
CSolberg@c4therapeutics.com
Leah Gibson
Vice President, Investor Relations & Communications
LGibson@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$268,271	$297,100
Total assets	328,861	359,075
Deferred revenue	25,564	28,334
Total stockholders' equity	234,247	256,587

 Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenue from collaboration agreements	$6,152	$7,238
Operating expenses:
Research and development	24,606	27,072
General and administrative	9,331	9,330
Total operating expenses	33,937	36,402
Loss from operations	(27,785)	(29,164)
Other income, net:
Interest and other income, net	2,656	2,842
Total other income, net	2,656	2,842
Net loss	$(25,129)	$(26,322)
Net loss per share − basic and diluted	$(0.20)	$(0.37)
Weighted-average shares outstanding − basic and diluted	126,074,555	70,833,044